                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           Keystone Financial, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                      Information Concerning Participants

     Keystone Financial, Inc. (the "Company") and certain other persons named below may be deemed to be participants in the solicitation of proxies of the Company's shareholders to approve the proposed merger transaction between M&T Bank Corporation and the Company. The participants in this solicitation may include the directors of the Company: A. Joseph Antanavage, Harold L. Brake, George T. Brubaker, Carl L. Campbell, Paul I. Detwiler, Jr., Donald Devorris, Gerald E. Field, Philip C. Herr, II, Alan W. Holman, Richard G. King, Uzal H. Martz, Jr., Max A. Messenger, William L. Miller, Don A. Rosini, James I. Scheiner, F. Dale Schoeneman, Ronald C. Unterberger, G. William Ward and Ray L. Wolfe; as well as the executive officers of the Company: Carl L. Campbell, Chairman, President and Chief Executive Officer, Mark L. Pulaski, President, Wealth Management Division, Ben G. Rooke, Executive Vice President, Vice Chairman, General Counsel and Secretary, George R. Barr, Jr., Executive Vice President and Deputy General Counsel, Edwin R. Eckberg, Executive Vice President, and Donald F. Holt, Executive Vice President and Chief Financial Officer. As of the date of this communication, Philip C. Herr, II owns 1.16% of the Company's outstanding common stock, and none of the other foregoing participants individually beneficially owns in excess of 1% of the Company's outstanding common stock. The directors and executive officers of the Company beneficially own in the aggregate approximately 4.7% of the Company's outstanding common stock. In addition, Messrs. Campbell, Rooke and Pulaski entered into new employment agreements with M&T Bank Corporation effective upon consummation of the merger. Additional information about the directors and executive officers of the Company is included in the Company's proxy statement for its 2000 Annual Meeting of Shareholders filed with the SEC on April 7, 2000. Information will also be included in a joint proxy statement/prospectus to be filed by M&T Bank Corporation and the Company in connection with the proposed merger. Investors will be able to obtain these documents free of charge at the SEC's web site (www.sec.gov) or by contacting Keystone Financial, Inc., One Keystone Plaza, Harrisburg, Pennsylvania 17105-3660, Attention: Investor Relations, telephone (717) 233-1555.

     Investors should read the joint proxy statement-prospectus carefully when it becomes available before making any voting or investment decisions.

[Logo of KEYSTONE FINANCIAL]

May 19, 2000

Dear Shareholders:

    Yesterday the Board of Directors announced the merger of Keystone Financial, Inc. ("Keystone") into M&T Bank Corporation ("M&T"). This transaction is subject to approval by the shareholders of both organizations and appropriate regulatory authorities. It is expected to close by year end. Attached to this letter is a copy of the press release announcing this merger.

    Keystone has consistently stated that in a consolidating and changing industry, at some point, it may be appropriate to become part of a larger franchise. This transaction provides Keystone with the opportunity to join a well-respected and high-performing organization. The Board of Directors of Keystone view this transaction as being in the best interest of Keystone and its shareholders, taking into account all relevant information.

    The terms of the transaction are set forth in the attached press release.

    In view of the merger announcement, the Annual Meeting for Keystone will be adjourned to a date to be determined. A special Shareholder Meeting for Keystone will be called to approve this transaction.

                                                Very truly yours,

                                                /s/ Carl L. Campbell
                                                --------------------------------
                                                Carl L. Campbell

CLC/GRB/sjm
Enclosure

Contact:
      M&T Bank Corporation                           For Immediate Release:
      Michael Piemonte (716) 842-5887                Wednesday, May 17, 2000

      Keystone Financial, Inc.
      Jacquelyn Basso (717) 231-5723
      Elizabeth Braungard (717) 231-5732

          KEYSTONE FINANCIAL, INC. TO MERGE WITH M&T BANK CORPORATION

Harrisburg, PA (May 17, 2000)--M&T Bank Corporation ("M&T") (NYSE:MTB), a $22.8 billion bank holding company headquartered in Buffalo, New York and Harrisburg, Pennsylvania-based Keystone Financial, Inc. ("Keystone") (NASDAQ:KSTN) with $7.0 billion in assets announced jointly today that Keystone will merge into M&T.

Giving M&T its most significant presence outside New York State to date, the merger will create a banking franchise with 450 branches and nearly 1,000 ATMs in four states: New York, Pennsylvania, Maryland and West Virginia.

The combined company will become Pennsylvania's fifth largest retail deposit holder, with a network of 171 branches in 33 counties throughout the central part of the state. Headquartered in Harrisburg, Keystone currently operates in Altoona, State College, Pottsville, Williamsport, suburban Philadelphia and other Pennsylvania communities. An additional 25 branches are located in Cumberland, Hagerstown and Frederick, Maryland and the Keyser area of West Virginia.

M&T is upstate New York's largest retail deposit holder with 272 branches in New York and northeastern Pennsylvania. Keystone's merger with M&T will create the 29th largest independent bank holding company in the United States with $29.8 billion in pro forma assets.

"M&T Bank has grown successfully because we work hard to understand our customers' personal and professional needs--and then to provide high quality financial products and services that meet those needs. As we expand further into Pennsylvania and beyond, we remain committed to establishing that same kind of relationship with our new customers--just as we are committed to the well-being of the communities we serve," Robert G. Wilmers, M&T Bank Chairman and CEO, said.

"With this merger, Keystone joins forces with a financial services institution long-known for quality, consistency and success. Together, we will create an even stronger institution that will benefit our customers and communities," Carl L. Campbell, Keystone Financial, Inc. Chairman and CEO, said.

The merged institution will provide customers with a full range of financial products and services, including 24-hour internet banking and telephone banking services, an extensive ATM network, a wide array of investment and insurance products and a full line of mortgage products.

Both M&T and Keystone are leading SBA lenders in their respective states, and the new company will offer a complete lineup of commercial banking products and services to small and medium-sized businesses.

Officials at both companies noted that, because there is very little overlap between the two retail branch networks, the merger will result in few branch consolidations. The companies expect to retain nearly all of Keystone's current front-line employees who interact with customers.

Merger Terms

Under terms of the merger agreement, Keystone shareholders will have the option of receiving 0.050 shares of M&T common stock or $21.50 in cash in exchange for each outstanding share of Keystone common stock, subject to the requirement that, in total, 65% of the 48,930,000 shares of Keystone stock currently outstanding are exchanged for M&T stock and the remainder for cash.

Based on the current number of shares of Keystone common stock currently outstanding and assuming 31,804,500 shares of Keystone common stock are exchanged for 1,590,225 shares of M&T common stock, the merger has an indicated value of $1 billion, making it M&T's largest merger ever.

Simultaneously with the completion of the merger, M&T will effect a 10-for-1 split on its common stock, with the 0.05 exchange ratio being adjusted to 0.5 to reflect the split. M&T also intends to double the cash dividend on its common stock in connection with the closing of the merger to the equivalent of $2.50 per quarter on each pre-split share.

The transaction has been approved by the boards of directors of both companies, and is subject to receiving various regulatory approvals and approvals of each company's stockholders, among other conditions. It is anticipated that the transaction will be completed in the fourth quarter of 2000. In conjunction with this process, the annual meeting Keystone scheduled for May 25, 2000 has been postponed indefinitely. Special shareholders meetings of both companies will be scheduled to vote on the merger.

Following the merger, Mr. Campbell will become a vice chairman of M&T Bank Corporation and its principal banking subsidiary, M&T Bank, and a member of the M&T and M&T Bank boards of directors. Mr. Campbell also will serve as Chairman of M&T's Pennsylvania operations. Four other directors of Keystone also will join the M&T Bank Corporation and M&T Bank boards of directors. Mr. Wilmers will continue as President and CEO of M&T Bank Corporation and Chairman and CEO of M&T Bank.

M&T Bank Profile

Since 1983, when Mr. Wilmers became Chairman and CEO of M&T Bank Corporation (formerly First Empire State Corporation), M&T has grown from less than $2 billion in assets to $22.8 billion as of March 31, 2000.

M&T also has grown through 14 mergers and acquisitions conducted during the 1990's, including its 1998 acquisition of ONBANCorp's 59 branches in New York and 19 in Pennsylvania.

Although M&T's steady growth has vaulted it into the upper ranks of American banking organizations, it has not fundamentally altered the way it conducts business--M&T remains committed to operating as a "community bank." A conservative managerial approach--one that stresses in-depth market and customer knowledge, local decision-making, consistent lending decisions and support for local initiatives--defines M&T's operating philosophy.

As a community bank, M&T recognizes that its success is uniquely dependent on the well-being of the communities in which it operates. By all measures, M&T provides significant support for its regional markets and impacts favorably on the economic and social well-being of its neighbors.

M&T Bank has earned the highest possible ratings from both the Federal Reserve Bank of New York and the New York State Banking Department since 1988 for meeting the credit needs of the communities it serves. M&T also has been consistently recognized for exceptional commitment to entrepreneurs and small business owners. And, M&T receives high marks for its level of community support and volunteer efforts.

This press release contains forward-looking statements with respect to the anticipated effects of the merger. The following factors, among others, could cause the actual results of the merger to differ materially from M&T's expectations: the ability to timely and fully realize the expected cost savings and revenues; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. M&T does not assume any duty to update forward-looking statements.

Information regarding the identity of the persons who, under SEC rules, be deemed to be participants in the solicitation of shareholders of M&T and Keystone in connection with the merger, and their interest in the solicitation, is set forth in a Schedule 14A filed on the date of this press release with the SEC.

M&T and Keystone will be filing a joint proxy statement/prospectus and other relevant documents concerning the transaction with the SEC. Investors are urged to read the joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors will be able to obtain these documents free of charge at the SEC's web site (www.sec.gov). In addition, documents filed with the SEC by M&T may be obtained free of charge by contacting M&T Bank Corporation at One M&T Plaza, Buffalo, New York 14203, Attention: Investor Relations, (716) 842-5445. Documents filed with the SEC by Keystone will be available free of charge by contacting Keystone Financial, Inc., P.O. Box 708, Altoona, Pennsylvania, 16603, Attention: Shareholder Relations, (717) 233-1555.

Investors should read the joint proxy/prospectus carefully when it becomes available before making any voting or investing decisions.